Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

SEITEL, INC.

v.	Civil Action No. ______________

HERBERT M. PEARLMAN

PLAINTIFF'S ORIGINAL COMPLAINT

          SEITEL, INC., Plaintiff, pursuant to the Federal Declaratory Judgment Act, 28 U.S.C. § 2201, asserts this complaint against Herbert M. Pearlman, Defendant, and would show as follows:

Parties

          1.          Plaintiff, Seitel, Inc. ("Seitel"), is a Delaware corporation, whose principal place of business is in Houston, Texas.

          2.          Defendant, Herbert M. Pearlman ("Pearlman"), is a resident of the State of Connecticut, who may be served with process by certified mail, return receipt requested, at Helm Resources, 537 Steamboat Road, Greenwich, Connecticut 06830.

Jurisdiction & Venue

          3.          This claim is asserted pursuant to 28 U.S.C. § 2201 for declaration of the rights of the parties under a written Employment Agreement ("Agreement"). This Court has diversity jurisdiction, as provided in 28 U.S.C. § 1331, in that Plaintiff is a Delaware corporation headquartered in Houston, Texas, and Defendant is a resident of Connecticut. Pursuant to the Agreement, venue is proper in Houston, Texas.

Facts

          4.          Seitel, as Employer, and Pearlman, as Employee, entered into a written Employment Agreement effective January 1, 1991, which was amended effective January 1, 1998 and further amended effective June 26, 2000. All of the essential terms of Pearlman's employment, including the term of his employment, compensation, duties, and termination, are set forth in the Agreement. Pearlman was specifically employed as Chairman of Seitel. A copy of the Agreement is attached to this Complaint.

          5.          On February 27, 2002, Pearlman resigned as Chairman of Seitel. He did not terminate his employment with Seitel and he also did not terminate the Agreement, nor did Seitel. Seitel continued to pay Mr. Pearlman under the Employment Agreement following his resignation as Chairman.

          6.          During March 2002, Mr. Pearlman and the Company entered into negotiations for a restructuring of the Employment Agreement. Through those negotiations, a document was created which purports to supersede the Employment Agreement. This document was signed by Paul Frame, purportedly as President and CEO of Seitel, Inc., and by Herbert Pearlman. The document, however, has not been and is not approved by the Board of Directors or the Compensation and Stock Option Committee of the Board of Directors of Seitel.

Request for Relief

          7.          Seitel seeks a judicial declaration of the rights of the parties with respect to the Agreement and the document. Specifically, Seitel requests entry of judgment declaring:

(i)	the effect of Pearlman's resignation as Chairman on the Employment Agreement and whether any amounts continue to be owing under the Employment Agreement and, if so, how much; and
(ii)	that the Company and Pearlman have no rights or obligations under the document; and that the document is not binding on Seitel and is not enforceable by Pearlman against Seitel.

          8.          Because a dispute has arisen between the parties related to the terms of the Agreement, Seitel has been forced to file this action and has, as a result, incurred attorneys' fees and costs of Court. Seitel is entitled to recover its attorneys' fees and costs pursuant to 28 U.S.C. § 2202.

Prayer

          9.          For the reasons stated above, Plaintiff prays that Defendant be cited to appear and answer and, after a trial on the merits, the court enter judgment declaring the rights of the parties under the Employment Agreement, and awarding Seitel, Inc. its attorneys' fees, costs, and any other relief to which it may be entitled.

Respectfully submitted,

FRANKLIN, CARDWELL & JONES,
A Professional Corporation

By:	/s/ Cynthia R. Levin Moulton
Cynthia R. Levin Moulton
Attorney-in-Charge
Bar Card No. 12253450
Gregory N. Jones Bar Card No. 10889450 1001 McKinney, 18th Floor Houston, Texas 77002 Telephone: (713) 222-6025 Facsimile: (713) 222-0938

ATTORNEYS FOR PLAINTIFF SEITEL, INC.